Exhibit 99.1

May 28, 2004


John C. Duncanson
Cahill Gordon & Reindel LLP
Eighty Pine Street
New York, N.Y.  10005

Re: Registration Statement on Form S-3 on behalf of XL Capital Ltd, XL Capital Finance (Europe) plc, XL Capital Trust I, XL Capital Trust II and XL Capital Trust III.

Dear Mr. Duncanson:

C T Corporation System, located at 111 Eighth Avenue, New York, New York 10011, hereby accepts its appointments as agent for service of process for each of XL Capital Ltd, XL Capital Finance (Europe) plc, XL Capital Trust I, XL Capital Trust II and XL Capital Trust III in connection with the Registration Statement on Form S-3.

Any process received by us for XL Capital Finance (Europe) plc shall be forwarded to:

                        Fitzwilliam House
                        10 Saint Mary Axe
                        London EC3A 8NL
                        England

Any process received by us for XL Capital Ltd, XL Capital Trust I, XL Capital Trust II or XL Capital Trust III shall be forwarded to:

                        XL House
                        One Bermudian Road
                        Hamilton, Bermuda HM11
                        Attention:  Paul S. Giordano, Esq.
                        Tel. (441) 292-8515

CT must be notified immediately of any change(s) to this address or the billing address

We acknowledge receiving $ 1,400.00 as payment of charge for the first year of these five appointments. Each of XL Capital Ltd, XL Capital Finance (Europe) plc, XL Capital Trust I, XL Capital Trust II and XL Capital Trust III will be billed annually at our then-current renewal rate so long as such bills continue to be paid, or until we are advised in writing to discontinue our representation.

CT has not accepted this appointment on an irrevocable basis. Our continued representation is contingent upon our receipt of timely payment of our charges for this service.

Very truly yours,

/s/ Michael Mitchell

Michael Mitchell
Team Leader